SUBSCRIPTION AND SECURITIES PURCHASE AGREEMENT

by and among

The Radiant Creations Group, Inc.,

and

Ray Grimm, Nish Mehta, and Carlsbad Naturals, LLC, as Subscribers

June 20, 2018

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TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS	5
Section 1.1 Definitions.	5
ARTICLE II SUBSCRIPTION FOR SHARES	9
Section 2.1 Subscription	9
Section 2.2 Payment of Purchase Price; Use of Proceeds.	9
Section 2.3 Treatment of Down Payment If No Closing	9
Section 2.4 Effective Time	10
Section 2.5 Closing.	10
ARTICLE III TRANSACTIONS TO BE COMPLETED ON OR BEFORE THE EFFECTIVE DATE	10
Section 3.1 Settlement of Murphy Note	10
Section 3.2 Settlement of George Berry Note	10
Section 3.3 Share Exchange Agreement with Biodynamic Molecular Technologies, LLC	11
Section 3.4 Acquisition and Exchange of Justin Doll Note	11
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SUBSCRIBERS	11
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY	13
Section 5.1 Organization..	13
Section 5.2 Authorization; Validity of Agreement.	13
Section 5.3 Consents and Approvals; No Violations.	13
Section 5.4 Litigation..	14
Section 5.5 No Default; Compliance with Applicable Laws.	14
Section 5.6 Broker’s and Finder’s Fees; Broker/Dealer Ownership. .	14
Section 5.7 Capitalization of Company	14
Section 5.8 Validity of Shares.	15
Section 5.9 Reporting and Compliance.	15
Section 5.10 No General Solicitation	16
Section 5.11 Financial Statements.	16
Section 5.12 Absence of Undisclosed Liabilities.	16
Section 5.13 Changes.	16
Section 5.14 Tax Returns and Audits.	24
Section 5.15 Employee Benefit Plans; ERISA.	17
Section 5.16 Interested Party Transactions. .	18
Section 5.17 Questionable Payments. .	18
Section 5.18 Obligations to or by Stockholders.	18
Section 5.19 Schedule of Assets and Contracts.	19
Section 5.20 Environmental Matters.	19
Section 5.21 Employees.	20
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iii

LIST OF SCHEDULES AND EXHIBITS

Schedule 1	Issuances of Company Common Stock to be made to the Subscribers at the Effective Time
Exhibit A	Officers and Directors of the Company Pre-Effective Time and Post-Effective Time
Exhibit B	Form of Promissory Note to be Delivered If No Closing
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subscription and securities purchase agreement

THIS SUBSCRIPTION AND SECURITIES PURCHASE AGREEMENT is entered into as of June 20, 2018 by and among The Radiant Creations Group, Inc., a Nevada corporation (the “Company”), and Ray Grimm, Nish Mehta, and Carlsbad Naturals, LLC, (each a “Subscriber” and, collectively, the “Subscribers”).

W I T N E S S E T H:

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Company desires to issue a total of 484,766,388 shares of its common stock, par value $0.00001 per share (the “Shares”) in exchange for a total purchase price of $95,000 (the “Purchase Price”); and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Subscribers desire to acquire the Shares in exchange for the Purchase Price in the respective denominations set forth on Schedule 1 hereto,

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1      Definitions. Capitalized terms used in this Agreement shall have the following meanings:

“Acquisition Proposal” shall have the meaning given to such term in Section 6.1 hereof.

“Action” shall mean any claim, action, suit, proceeding, investigation or order.

“Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Subscription and Securities Purchase Agreement, including the exhibits attached hereto or referred to herein, as the same may be amended or modified from time to time in accordance with the provisions hereof.

“Closing” shall have the meaning given to such term in Section 2.5 hereof.

“Closing Date” shall have the meaning given to such term in Section 2.5 hereof.

“Commission” shall mean the United States Securities and Exchange Commission.

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“Company” shall have the meaning given to such term in the preamble to this Agreement.

“Company Capital Stock” shall mean, collectively, the Company Common Stock and the Company Preferred Stock, if any.

“Company Common Stock” shall mean the common stock, par value $0.00001, of the Company.

“Company Balance Sheet” shall have the meaning assigned to such term in Section 5.12 hereof.

“Company Balance Sheet Date” shall have the meaning assigned to it in Section 5.12 hereof.

“Company Employee Benefit Plans” shall have the meaning assigned to such term in Section 5.15 hereof.

“Company Financial Statements” shall have the meaning assigned to such term in Section 5.11 hereof.

“Company Material Adverse Effect” shall mean any change, effect or circumstance that is materially adverse or is reasonably likely to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or operations of the Company and its subsidiaries, taken as a whole, other than any such change, effect or circumstance relating to general economic, regulatory or political conditions, except to the extent such change, effect or circumstance disproportionately affects the Company and its subsidiaries, taken as a whole.

“Company OTC Documents” shall have the meaning assigned to such term in Section 5.9 hereof.

“Company Preferred Stock” shall mean the Preferred Stock of the Company, as currently designated and issued.

“Contract” shall mean any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which the Company or any its subsidiaries or any of their respective properties may be bound.

“Consents” shall mean any permits, filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to, with or by any Person.

“Effective Time” shall have the meaning given to such term in Section 2.4 hereof.

“Employee Benefit Plans” shall have the meaning assigned to it in Section 5.15 hereof.

“Environmental Law” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Resource Conservation

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and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136 et seq. and comparable state statutes dealing with the registration, labeling and use of pesticides and herbicides; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. §§ 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq., as any of the above referenced statutes have been amended as of the date hereof, all rules, regulations and policies promulgated pursuant to any of the above referenced statutes, and any other foreign, federal, state or local law, statute, ordinance, rule, regulation or policy governing environmental matters, as the same have been amended as of the date hereof.

“ERISA” shall mean the Employee Retirement Income Securities Act of 1974, as amended, and the regulations issued thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations issued thereunder.

“Federal Securities Laws” means the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States consistently applied.

“Hazardous Material” means any substance or material meeting any one or more of the following criteria: (a) it is or contains a substance designated as or meeting the characteristics of a hazardous waste, hazardous substance, hazardous material, pollutant, chemical substance or mixture, contaminant or toxic substance under any Environmental Law; (b) its presence at some quantity requires investigation, notification or remediation under any Environmental Law; (c) it contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, pesticides, herbicides, crude oil or any fraction thereof, nuclear fuel, natural gas or synthetic gas; or (d) mold.

“Indebtedness” shall mean any obligation of the Company that under GAAP is required to be shown on the Balance Sheet of the Company as a Liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company shall be deemed to be Indebtedness even though such obligation is not assumed by the Company.

“Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Company, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by the Company or for which the Company is otherwise contingently liable.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

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“Liability” shall mean any and all liability, debt, obligation, deficiency, Tax, penalty, fine, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of the Company that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company in its business.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, trust or other entity or organization, including any government or political subdivision or an agency or instrumentality thereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations issued thereunder.

“Stockholder” shall mean any record holder of Company Capital Stock.

“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Code Section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any tax sharing greement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in either clauses (a) or (b).

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“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065)) required to be supplied to a Tax authority relating to Taxes.

ARTICLE II
SUBSCRIPTION FOR SHARES

Section 2.1      Subscription. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company shall issue the Shares to the Subscribers in the denominations set forth in Schedule 1 hereto, in exchange for payment of the Purchase Price.

Section 2.2      Payment of Purchase Price; Use of Proceeds. The $95,000 Purchase Price shall be paid as follows:

(a)           Concurrently with the parties’ execution of this Agreement, the Subscribers shall pay $15,000 to the Company as an advance against the Purchase Price (the “Down Payment”). The Company covenants and agrees that the Down Payment shall be used by the Company for payment of the following expenses:

(i)               All required filings with the Nevada Secretary of State necessary to bring the Company’s filings current prior to the Closing Date and to place the Company in good standing with the State of Nevada;

(ii)             Such accounting and other fees as are necessary to prepare and file the Company’s required periodic reports with OTC Markets Group, Inc., such the Company shall be current in its OTC Markets filings prior to the Closing Date; and

(iii)           All subscription or related fees due to OTC Markets Group, Inc. as are necessary for the Company to have an active subscription with OTC Markets Group, Inc.

(b)             On the Closing Date, the Subscribers shall pay the remaining $80,000 of the Purchase Price as follows:

(i)               $50,000 shall be paid to Andrew Murphy under the Agreement described in Section 3.1;

(ii)             $15,000 shall be paid to George Berry under the Agreement described in Section 3.2; and

(iii)           $15,000 shall be paid to the Company for use as general working capital.

Section 2.3      Treatment of Down Payment If No Closing. In the event that the Closing does not occur, whether by reason of the parties’ termination of this Agreement, failure of any condition precedent set forth herein, or otherwise, the Down Payment shall be converted to a debt obligation of the Company to the Subscribers, to be documented by a Promissory Note in the form and substance attached hereto as Exhibit B.

Section 2.4

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Effective Time. The Company shall cause stock certificates representing the Shares to be issued by its transfer agent to the Subscribers in the denominations set forth in Schedule 1 hereto, each such certificate to bear an appropriate restrictive legend. The time at which such stock certificates have been issued by the Company is hereinafter referred to as the “Effective Time.”

Section 2.5      Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”), shall take place: (a) at the offices of Laxague Law, Inc., 1 East Liberty, Suite 600, Reno, Nevada 89501 on the date on which all of the conditions to the Closing set forth in Article VIII hereof shall be fulfilled or waived in accordance with this Agreement (other than conditions that can be satisfied only at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing); or (b) at such other place, time and date as the Company and the Subscribers may agree in writing (the “Closing Date”).

ARTICLE III
TRANSACTIONS TO BE COMPLETED ON OR BEFORE THE CLOSING DATE

On or before the Closing Date, each of the following transactions shall be completed:

Section 3.1      Settlement of Murphy Note. The Demand Promissory Note in the initial principal amount of $150,000 due and owing to Andrew Murphy dated April 21, 2015 (the “Murphy Note”) shall be settled in full upon the following terms:

(a)             Cash Payment. Andrew Murphy shall receive a cash payment in the amount of $50,000, with such funds to be paid by the Subscribers as part of the Purchase Price;

(b)             Issuance of New Shares; Lock-up Agreement. Andrew Murphy shall be issued 1,000,000 shares of the Company’s common stock, par value $0.00001 per share (the “Murphy Shares”). Such shares shall be subject to a lock-up agreement executed by the Company and Mr. Murphy and having the following terms:

(i)               No Murphy Shares may be sold, transferred, or encumbered except as permitted in the lock-up agreement,

(ii)             500,000 of the Murphy Shares will be released from restrictions imposed by the lock-up agreement on that date which is six (6) months from the Closing Date,

(iii)           In each of the seventh (7th) through the eighteenth (18th) month following the Closing Date, an additional 41,666 of the Murphy Shares shall be released from the restrictions imposed by the lock-up agreement; and

(c)             Release of Murphy Note. The Murphy Note shall be released and satisfied in full on the Closing Date.

Section 3.2      Settlement of George Berry Note. The Demand Promissory Note dated November 4, 2016 in the initial principal amount of $15,000 due and owing to the Berry Living Trust dated January 4, 2008 (the “Berry Note”) shall be settled in full and released in exchange

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for a cash payment in the amount of $15,000, with such funds to be paid by the Subscribers as part of the Purchase Price.

Section 3.3      Share Exchange Agreement with Biodynamic Molecular Technologies, LLC. The Company shall enter into a Share Exchange Agreement with shareholder Biodynamic Molecular Technologies, LLC (“Biodynamic”), with such agreement to close on the Closing Date and having the following material terms:

(a)             Exchange of Series A Super Voting Preferred Stock and Series B Preferred Stock. The 3,000,000 shares of Series A Super Voting Preferred Stock and the 20,000,000 shares of Series B Preferred Stock held by Biodynamic shall be exchanged with the Company for 13,465,733 shares of common stock to be issued to, or to the order of, Biodynamic (the “Biodynamic Shares”); and

(b)             Non-dilution Agreement. The Company, Biodynamic, and/or any parties to which shares of common stock have been issued per the order of Biodynamic, shall enter into a Non-dilution Agreement pursuant to which the Biodynamic Shares, collectively, shall at all times constitute 2.5% of the issued and outstanding capital stock of the Company during the twelve (12) months following the Closing Date. If, any time during the twelve (12) months following the Closing Date, the Biodynamic Shares fall below 2.5% of the Company’s issued and outstanding capital stock, the Company shall issue such additional shares as are required to return the total Biodynamic Shares to 2.5% of the Company’s issued and outstanding capital stock.

(c)             Lock-Up Agreement. The 13,465,733 shares to be issued to Biodynamic shall be subject to a lock-up agreement executed by the Company and Biodynamic and having the following terms:

(i)               No Biodynamic Shares may be sold, transferred, or encumbered except as permitted in the lock-up agreement,

(ii)             3,366,434 of the Biodynamic Shares will be released from restrictions imposed by the lock-up agreement on that date which is one year from the Closing Date, and

(iii)           On the last day of each of the 3rd, 6th, and 9th month following the closing date an additional 3,366,433 of the Biodynamic Shares shall be released from the restrictions imposed by the lock-up agreement

Section 3.4      Acquisition and Conversion of Justin Doll Note. The Company has issued a Demand Promissory Note in the initial principal amount of $50,000 to Justin Doll dated October 6, 2014 and modified March 5, 2015 (the “Doll Note”). The parties acknowledge that the Doll Note has been acquired by Dan Walters and has been converted in whole by Mr. Walters to a total of 2,200,000 shares of common stock.

ARTICLE IV

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REPRESENTATIONS AND WARRANTIES OF THE SUBSCRIBERS

The Subscribers hereby represent and warrant to the Company as follows:

Section 4.1      Subscribers acknowledge that the purchase of the Shares involves a high degree of risk in that the Company may require substantial additional funds.

Section 4.2      Subscribers recognize that an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Shares;

Section 4.3      Subscribers have such knowledge and experience in finance, securities, investments, including investment in unregistered securities, and other business matters so as to be able to protect their interests in connection with this transaction;

Section 4.4      The Subscribers are each an "Accredited Investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended;

Section 4.5      Subscribers acknowledge that the shares are subject to significant restrictions on transfer as imposed by state and Federal Securities Laws, including but not limited to a minimum holding period of at least one (1) year;

Section 4.6      Subscribers hereby acknowledge (i) that this offering of Shares has not been reviewed by the United States Securities and Exchange Commission ("SEC") or by the securities regulator of any state; (ii) that the Shares are being issued by the Company pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933; and (iii) that any certificate evidencing the Shares received by Subscriber will bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER UNLESS IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER AND THAT SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

Section 4.7      Subscribers are s acquiring the Shares as principals for Subscribers’ own benefit;

Section 4.8      Subscribers are not aware of any advertisement of the Shares or any general solicitation in connection with any offering of the Shares;

Section 4.9

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Subscribers acknowledge receipt and review of the Company’s filings with the Securities and Exchange Commission, and of both the Articles of Incorporation and bylaws of the Company, together with the opportunity and the Company’s encouragement to seek the advice and consultation of independent investment, legal and tax counsel;

Section 4.10  Subscribers acknowledge and agree that the Company has previously made available to Subscriber the opportunity to ask questions of and to receive answers from representatives of the Company concerning the Company and the Shares, as well as to conduct whatever due diligence the Subscribers, in their discretion, deem advisable.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Subscribers as follows:

Section 5.1      Organization. The Company (i) is duly organized, validly existing and in good standing under the laws of the State of Nevada, (ii) has all licenses, permits, authorizations and other Consents necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (iii) has all requisite corporate or other applicable power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and presently proposed to be conducted, in each case except where such failures would not have, or be reasonably likely to have an apparent Material Adverse Effect. The Company is duly qualified or authorized to conduct business and is in good standing (or its equivalent) as a foreign corporation or other entity in all jurisdictions in which the ownership or use of its assets or nature of the business conducted by it makes such qualification or authorization necessary, except where the failure to be so duly qualified, authorized and in good standing would not have an apparent Material Adverse Effect.

Section 5.2      Authorization; Validity of Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and all other agreements and instruments to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of each of the Company, and no other action on the part of the Company is necessary to authorize the execution and delivery of this Agreement and all other agreements and instruments to be executed pursuant to this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and (assuming due and valid authorization, execution and delivery hereof by the Company) is a valid and binding obligation of each of the Company, enforceable against the Company in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 5.3      Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) violate any provision of the articles of incorporation or by-laws of the Company; (ii) violate, conflict with or result in a breach of any provision of, or constitute a

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default (or an event which, with notice or lapse of time or both, would constitute a default) under, require the consent of or result in the creation of any Lien upon any of the properties of the Company under any Contract to which the Company or any of its properties may be bound; (iii) require any Consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental entity by or with respect to the Company, or (iv) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its properties or assets; except, in the cases of clauses (ii), (iii) and (iv), any such violations, conflicts, breaches, defaults or encumbrances, or any failure to receive any such Consent, approval or authorization, or to make any such notice, declaration, filing or registration as will not result in, or could reasonably be expected to result in, a Company Material Adverse Effect.

Section 5.4      Litigation. There is no Action pending or, to the knowledge of the Company, threatened, involving the Company or any subsidiary of the Company or affecting the officers, directors or employees of the Company or any subsidiary of the Company with respect to the Company’s, or any of the Company’s subsidiaries’, businesses by or before any governmental entity or by any third party and none of the Company nor any subsidiary of the Company has received written notice that any such Action is threatened. None of the Company nor any subsidiary of the Company is in default under any judgment, order or decree of any governmental entity applicable to its business which could reasonably be expected to have a Company Material Adverse Effect.

Section 5.5      No Default; Compliance with Applicable Laws. Neither the Company nor any of the Company’s subsidiaries is in default or violation of any material term, condition or provision of (i) their respective articles of incorporation, by-laws or similar organizational documents or (ii) any law applicable to the Company or any of the Company’s subsidiaries or its property and assets and neither the Company nor any of the Company’s subsidiaries has received written notice of any violation of or Liability under any of the foregoing (whether material or not).

Section 5.6      Broker’s and Finder’s Fees; Broker/Dealer Ownership. No person(s), firm, corporation or other entity is entitled by reason of any act or omission of the Company to any broker’s or finder’s fees, commission or other similar compensation, nor, with respect to the execution, delivery and performance of this Agreement or with respect to the consummation of the transactions contemplated hereby will any such person have any right or valid claim against the Company or the Subscribers to any such payment.

Section 5.7      Capitalization of Company. As of the date hereof, the authorized capital stock of the Company consists of 900,000,000 shares of Company Common Stock and 100,000,000 shares of Company Preferred Stock, 1,000,000 shares of which are designated as Series A Super Voting Preferred Stock, and 20,000,000 of which are designated as Series B Preferred Stock. Immediately prior to the Effective Time, there shall be 37,197,199 shares of Company Common Stock, par value $0.00001, issued and outstanding, 3,000,000 shares of Series A Super Voting Preferred Stock, and 20,000,000 shares of Series B Preferred Stock issued and outstanding. Other than as provided in Article II of this Agreement in connection with securities to be issued or to become issuable in connection with or as a result of this Agreement and the transactions contemplated by this Agreement, the Company has no outstanding options,

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warrants, rights or commitments to issue shares of Company Common Stock or any capital stock or other securities of the Company, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Company Common Stock or any capital stock or other securities of the Company. There is no voting trust, agreement or arrangement among any of the beneficial holders of Company Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Company Common Stock. There are no registration rights or similar rights applicable to any shares of Company Common Stock or any capital stock or other securities of the Company. All outstanding shares of the capital stock of the Company are validly issued and outstanding, fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any person. All of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time have been issued in compliance with the Securities Act and applicable state securities laws and (i) pursuant to effective registration statements filed with the Securities and Exchange Commission and/or (ii) in reliance on valid exemptions from registration or qualification thereunder.

Section 5.8      Validity of Shares. The shares of Company Common Stock to be issued in accordance with Article II hereof, when issued and delivered in accordance with the terms hereof, shall be duly authorized, validly issued, fully paid and non-assessable.

Section 5.9      Reporting and Compliance.

(a)             The Company is not a reporting company under the Securities Act and/or the Securities Exchange Act. Prior to the Effective Time, The Company shall have filed with OTC Markets Group, Inc. all information statements and reports required to be filed by The Company pursuant to be quoted on the OTC Pink – Current Information tier of the over-the-counter markets (collectively, the “Company OTC Documents”).

(b)             None of the Company OTC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading. Each of the Company OTC Documents complied, and each Company OTC Document to be filed with OTC Markets Group, Inc. prior to the Effective Date shall comply, in all material respects, with all applicable requirements. Each of the financial statements (including, in each case, any related notes), contained in the Company OTC Documents, including any Company OTC Documents filed after the date of this Agreement until the Closing, complied, as of its respective filing date, in all material respects with all applicable accounting requirements and the published rules and regulations of OTC Markets Group, Inc. with respect thereto.

(c)             Prior to and until the Closing, the Company will provide to the Subscribers copies of any and all amendments or supplements to the Company OTC Documents filed with OTC Markets Group, Inc. and all reports filed by the Company subsequent to the filing of the Company OTC Documents and any and all subsequent information statements, reports or notices filed by the Company with OTC Markets Group, Inc. or delivered to the stockholders of Company.

(d)             The Company is not an “investment company” within the meaning of Section 3 of the Investment Company Act.

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(e)             The Company Common Stock shall, prior to the Effective Time, be eligible for quotation and trading on the OTC Pink – Current Information tier of the electronic quotation system operated by OTC Markets, Inc.

(f)              Between the date hereof and the Closing Date, the Company shall continue to satisfy any applicable filing requirements of OTC Markets Group, Inc., and all other requirements of applicable securities laws.

(g)             To the knowledge of the Company, the Company has complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

Section 5.10  No General Solicitation. In issuing Company Common Stock hereunder, neither the Company nor anyone acting on its behalf has offered to sell Company Common Stock by any form of general solicitation or advertising.

Section 5.11  Financial Statements. The balance sheets, and statements of income, stockholders’ equity and cash flows (including any notes thereto) contained in the Company OTC Documents (the “Company Financial Statements”) (i) have been prepared in accordance with GAAP, (ii) are in accordance with the books and records of the Company, and (iii) present fairly in all material respects the financial condition of the Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.

Section 5.12  Absence of Undisclosed Liabilities. Currently, the Company does not have any Liability except: (a) as disclosed in the Company OTC Documents, (b) to the extent set forth on or reserved against in the balance sheet of the Company as of February 28, 2018 (the “Company Balance Sheet”) or the notes to the Company Financial Statements, (c) current Liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business, consistent with past practice, since February 28, 2018 (the “Company Balance Sheet Date”), none of which, individually or in the aggregate, constitutes a Company Material Adverse Effect, (d) attorney’s fees and accounting fees incurred by the Company since the Company Balance Sheet Date, including those related to this Agreement and all of the transactions related thereto and contemplated thereby, including but not limited to preparation and filing of disclosures with OTC Markets Group, Inc., and (e) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the Company OTC Documents..

Section 5.13       Changes. Since the Company Balance Sheet Date, except as disclosed in the Company OTC Documents, Company has not (a) incurred any debts, obligations or Liabilities, absolute, accrued or, to the Company’s knowledge, contingent, whether due or to become due, except for current Liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or Liability other than, current liabilities shown on the Company Balance Sheet and current Liabilities incurred since the Company Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any

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debt or claim, or waived or released any right of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) that could reasonably be expected to have a Company Material Adverse Effect, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the financial condition of the Company other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a Company Material Adverse Effect, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material Contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Company Balance Sheet or its statement of income for the year ended on the Company Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $1,000 in the aggregate, or (r) entered into any Contract, agreement or license, or otherwise obligated itself, to do any of the foregoing.

Section 5.14  Tax Returns and Audits. All required federal, state and local Tax Returns of the Company have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due, except where the failure so to file or pay could not reasonably be expected to have a Company Material Adverse Effect. The Company is not and has not been delinquent in the payment of any Tax. The Company has not had a Tax deficiency assessed against it. None of the Company’s federal income Tax Returns nor any state or local income or franchise Tax Returns has been audited by governmental authorities. The reserves for Taxes reflected on the Company Balance Sheet are sufficient for the payment of all unpaid Taxes payable by the Company with respect to the period ended on the Company Balance Sheet Date. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Company now pending, and the Company has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

Section 5.15  Employee Benefit Plans; ERISA.

(a)             Except as disclosed in the Company OTC Documents, there are no “employee benefit plans” (within the meaning of Section 3(3) of ERISA) nor any other employee

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benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Company, whether written or unwritten and whether or not funded. Any plans listed in the Company OTC Documents are hereinafter referred to as the “Company Employee Benefit Plans.”

(b)             Any current and prior material documents, including all amendments thereto, with respect to each Company Employee Benefit Plan have been made available to the Company.

(c)             All Company Employee Benefit Plans are in material compliance with the applicable requirements of ERISA, the Code and any other applicable state, federal or foreign law.

(d)             There are no pending, or to the knowledge of the Company, threatened, claims or lawsuits that have been asserted or instituted against any Company Employee Benefit Plan, the assets of any of the trusts or funds under the Company Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Company Employee Benefit Plans or against any fiduciary of a Company Employee Benefit Plan with respect to the operation of such plan.

(e)             There is no pending, or to the knowledge of the Company, threatened, investigation or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Company Employee Benefit Plan and the Company has no knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to trigger such an investigation or enforcement action.

(f)              No actual or, to the knowledge of the Company, contingent Liability exists with respect to the funding of any Company Employee Benefit Plan or for any other expense or obligation of any Company Employee Benefit Plan, except as disclosed on the Company Financial Statements or the Company OTC Documents, and to the knowledge of the Company, no contingent Liability exists under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

Section 5.16  Interested Party Transactions. Except as disclosed in the Company OTC Documents, no officer, director or stockholder of the Company or any Affiliate of any such Person or the Company has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Company or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any Contract to which the Company is a party or by which it may be bound or affected.

Section 5.17  Questionable Payments. Neither the Company, nor to the knowledge of the Company, any director, officer, agent, employee or other Person associated with or acting on behalf of the Company, has used any corporate funds for (a) unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to government officials or employees from corporate funds, (c)

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established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (d) made any false or fictitious entries on the books of record of any such corporations, or (e) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 5.18  Obligations to or by Stockholders. Except as disclosed in the Company OTC Documents, the Company has no Liability or obligation or commitment to any stockholder of the Company or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any stockholder of the Company, nor does any stockholder of the Company or any such Affiliate or associate have any Liability, obligation or commitment to the Company.

Section 5.19  Schedule of Assets and Contracts. Except as expressly set forth in this Agreement, the Company Balance Sheet or the notes thereto, the Company is not a party to any Contract not made in the ordinary course of business that is material to the Company. The Company does not own any real property. The Company is not a party to any Contract (a) with any labor union, (b) for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (c) for the employment of any officer, individual employee or other Person on a full-time basis or any contract with any Person for consulting services, (d) with respect to bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with any or all of the employees of the Company or any other Person, (e) relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of the Company to any Lien or evidencing any Indebtedness, (f) guaranteeing of any Indebtedness, (g) under which the Company is lessee of or holds or operates any property, real or personal, owned by any other Person, (h) under which the Company is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by the Company, (i) granting any preemptive right, right of first refusal or similar right to any Person, (j) with any Affiliate of the Company or any present or former officer, director or stockholder of the Company, (k) obligating the Company to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (1) containing a covenant not to compete or other restriction on the Company’s ability to conduct a business or engage in any other activity, (m) with respect to any distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment, (n) regarding the registration of securities under the Securities Act, (o) characterized as a collective bargaining agreement, or (p) with any Person continuing for a period of more than three months from the Closing Date that involves an expenditure or receipt by the Company in excess of $1,000. The Company maintains no insurance policies and insurance coverage of any kind with respect to the Company, its business, premises, properties, assets, employees and agents. the Company has furnished to the Company true and complete copies of all agreements and other documents requested by the Company.

Section 5.20  Environmental Matters.

(a)             The Company has never generated, used, handled, treated, released, stored or disposed of any Hazardous Materials on any real property on which it now has or previously had any leasehold or ownership interest, except in compliance with all applicable Environmental Laws.

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(b)             The historical and present operations of the business of the Company compliance with all applicable Environmental Laws, except where any non-compliance has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)             (i) The Company has not, sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (A) has been placed on the “National Priorities List”, the “CERCLIS” list, or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take “removal”, “remedial”, “corrective” or any other “response” action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) the Company is not involved in (and has no basis to reasonably expect to be involved in) any suit or proceeding and has not received (and has no basis to reasonably expect to receive) any written notice, request for information or other communication from any governmental authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and has not received (and has no basis to reasonably expect to receive) written notice of any claims from any Person relating to property damage, natural resource damage or to personal injuries from exposure to any Hazardous Material; and (iii) the Company has timely filed every report required to be filed, acquired all necessary certificates, approvals and permits, and generated and maintained all required data, documentation and records under all Environmental Laws, in all such instances except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)             There are no material pending or, to the knowledge of Company, threatened, demands, claims, information requests or notices of noncompliance or violation against or to the Company relating to any Environmental Law; and, to the knowledge of the Company, there are no conditions or occurrences on any of the real property used by the Company in connection with its business that would reasonably be expected to lead to any such demands, claims or notices against or to the Company, except such as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 5.21  Employees. Other than pursuant to ordinary arrangements of employment compensation, the Company is not under any obligation or liability to any officer, director, employee or Affiliate of the Company.

Section 5.22  Title to Property and Encumbrances. The Company has good and valid title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Liens except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate constitute a Company Material Adverse Effect.

Section 5.23  Condition of Properties. All facilities, machinery, equipment, fixtures and other properties owned, leased or used by the Company are in operating condition, subject to ordinary wear and tear, and are adequate and sufficient for the Company’s existing business.

Section 5.24

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Insurance Coverage. The Company does not have in full force and effect any one or more policies of insurance issued by insurers of recognized responsibility insuring the Company and its properties, products and business against such losses and risks, and in such amounts, as are customary for corporations of established reputation engaged in the same or similar business and similarly situated. The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew any existing insurance coverage as and when the same shall expire upon terms at least as favorable to those currently in effect, other than possible increases in premiums that do not result from any act or omission of the Company. No suit, proceeding or action or, to the best current actual knowledge of the Company, threat of suit, proceeding or action has been asserted or made against the Company due to alleged bodily injury, disease, medical condition, death or property damage arising out of the function or malfunction of a product, procedure or service designed, manufactured, sold or distributed by the Company.

Section 5.25  Disclosure. There is no fact relating to the Company that the Company has not disclosed to the Company in writing that has had, is having or is reasonably likely to have a Company Material Adverse Effect. No representation or warranty by the Company herein and no information disclosed in the exhibits hereto by the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 5.26  No Liabilities. Except as described in Section 5.12 hereto, as of the Closing Date, there shall be no Liabilities or Indebtedness of the Company of any kind whatsoever, whether recorded on the Balance Sheet of the Company or not, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such Liability or Indebtedness. The Company is not a guarantor of any Indebtedness of any other person, firm or corporation.

ARTICLE VI
CONDUCT OF BUSINESSES PENDING THE CLOSING

Section 6.1      Conduct of Business by the Company Pending the Closing. Prior to the Effective Time, unless the Subscribers shall otherwise agree in writing or as otherwise contemplated expressly permitted by this Agreement:

(i)                                   the business of the Company shall be conducted only in the ordinary course consistent with past practice;

(ii)                                 the Company shall not (A) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (B) amend its articles of incorporation or by-laws; or (C) split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock; and

(iii)                               the Company shall not (A) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its capital stock;

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(B) acquire or dispose of any assets other than in the ordinary course of business; (C) incur additional Indebtedness or any other Liabilities or enter into any other transaction except in the ordinary course of business; (D) enter into any Contract, agreement, commitment or arrangement with respect to any of the foregoing except this Agreement, or (E) except as contemplated by this Agreement, enter into any Contract, agreement, commitment or arrangement to dissolve, merge; consolidate or enter into any other material business contract or enter into any negotiations in connection therewith.

(iv)                                The Company shall use its best efforts to preserve intact the business of the Company, to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with the Company and to file all required OTC Reports;

(v)                                  The Company will not, nor will it authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by them to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below). The Company will promptly advise the Subscribers in writing of any such inquiries or Acquisition Proposal (or requests for information) and the substance thereof. As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving the Company or for the acquisition of a substantial equity interest in it, or any material assets of it other than as contemplated by this Agreement. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing; and

(vi)                                The Company will not enter into any new employment agreements with any of their officers or employees or grant any increases in the compensation or benefits of their officers and employees.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.1      Access and Information. The Company shall afford to the Subscribers and to their accountants, counsel and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time of all of its properties, books, contracts, commitments and records (including but not limited to Tax Returns) and during such period, shall furnish promptly to the Subscribers all information concerning its business, properties and personnel as the Subscribers may reasonably request, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein. Each party shall hold, and shall cause its employees and agents to hold, in confidence all such information (other than such information that (i) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors, or (ii) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party hereto or another party until such time as such information is otherwise publicly available; provided, however, that: (A)

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any such information may be disclosed to such party’s directors, officers, employees and representatives of such party’s advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information); (B) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing; and (C) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request provided, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information which is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished. If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

Section 7.2      Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable best efforts to satisfy the conditions precedent to the obligations of any of the parties hereto to obtain all necessary waivers, and to lift any injunction or other legal bar to this Agreement (and, in such case, to proceed with this Agreement as expeditiously as possible). In order to obtain any necessary governmental or regulatory action or non-action, waiver, Consent, extension or approval, each of the Company and the Subscribers agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Company shall take all such necessary action.

Section 7.3      Publicity. No party shall issue any press release or public announcement pertaining to this Agreement that has not been agreed upon in advance by the Company and the Subscribers, except as the Company reasonably determines to be necessary in order to comply with the rules of the Commission; provided that in such case the Company will use its best efforts to allow the Subscribers to review and reasonably approve any of the same prior to its release.

Section 7.4      Appointment of Directors and Officers. Immediately upon the Effective Time, the Company shall require and accept the resignations of those officers and directors of the Company listed on Exhibit A hereto under the heading “Pre-Effective Time,” and shall immediately upon the Effective Time, cause the appointments of those officers and directors of the Company identified in Exhibit A hereto under the heading “Post-Effective Time”, subject to any notice and waiting period requirements of federal law. At the first annual meeting of the

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Company’s stockholders and thereafter, the election of members of the Company’s Board of Directors shall be accomplished in accordance with the by-laws of the Company.

ARTICLE VIII
CONDITIONS OF PARTIES’ OBLIGATIONS

Section 8.1      Company Obligations. The obligations of the Company under this Agreement are subject to the fulfillment by the Subscribers at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by the Company.

(a)             No Errors, etc. The representations and warranties of the Subscribers under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)             Compliance with Agreement. The Subscribers shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

(c)             Deliver of the Purchase Price. The Subscribers shall have delivered the full Purchase Price, subject to the Company’s issuance of the Shares.

(d)             No Restraining Action. No Action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated by this Agreement.

Section 8.2      Company Obligations. The obligations of the Subscribers under this Agreement are subject to the fulfillment by the Company at or prior to the Closing of the following conditions any of which may be waived in whole or in part by the Company:

(a)             No Errors, etc. The representations and warranties of the Company under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)             Execution of Related Agreements. Each of the related transactions and agreements set forth in Article III of the Agreement shall have been fully documented and executed by all necessary parties thereto.

(c)             Good Standing. The Company shall be in good standing with the State of Nevada, with fees and charges owing to the Nevada Secretary of State paid in full.

(d)             Current OTC Markets Filings. The Company shall be current in its periodic filings with OTC Markets Group, Inc., and its common stock shall be designated “Pink – Current Information” on the OTC Markets tier system.

(e)             No Liabilities. Other than with respect to the Doll Note, as amended as set forth in Section 3.4., the Company shall not have any Liabilities, Indebtedness, or Indebtedness for Borrowed Money as of the Effective Time.

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(f)              Compliance with Agreement. The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

(g)             No Company Material Adverse Effect. Since the date hereof, there shall not have been any event or circumstance that has resulted in a Company Material Adverse Effect and no event has occurred or circumstance exists that would be reasonably expected to result in such a Company Material Adverse Effect.

(h)             Certificate of Officers. The Company shall have delivered to the Subscribers a certificate dated the Closing Date, executed on its behalf by its President, certifying the satisfaction of the conditions specified in paragraphs (a) through (g) of this Section 8.2.

(i)               Supporting Documents. The Subscribers shall have received the following:

(1)                                                      Copies of resolutions of the Company’s board of directors, certified by its Secretary, authorizing and approving this Agreement and the execution, delivery and performance of this Agreement and all other documents, agreements, and instruments to be delivered by them pursuant hereto.

(2)                                                      A certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute the documents referred to in paragraph (1) above and further certifying that the articles of incorporation and by-laws of the Company appended thereto have not been amended or modified.

(3)                                                      A certificate, dated the Closing Date, executed by the Secretary of the Company, certifying that: (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required to be obtained by the Company for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been duly made or obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted against the Company to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated by this Agreement.

(4)                                                      A certificate of the Company’s transfer agent and registrar, certifying as of the business day prior to the Closing Date, a true and complete list of the names and addresses of the record owners of all of the outstanding shares of Company Common Stock and Company Preferred Stock, together with the number of shares held by each record owner.

(5)                                                      The executed resignations of all directors and officers of the Company, with the director resignations to take effect following the notice period

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required by federal law, if any, and (ii) executed releases from each such director and officer in the form and substance acceptable to the subscribers in their sole discretion.

(6)                                                      Evidence as of a recent date of the good standing and corporate existence of the Company issued by the Secretary of State of the State of Nevada.

(7)                                                      Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Subscribers may reasonably request.

ARTICLE IX
INDEMNIFICATION AND RELATED MATTERS

Section 9.1      Indemnification by Michael Alexander. Michael Alexander shall indemnify and hold harmless each of the Subscribers and the Company (collectively, the “Indemnified Parties”), and shall reimburse the Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys’ fees) or diminution of value in excess of a total monetary amount of $25,000 (collectively, “Damages”) arising from or in connection with (a) any inaccuracy, in any material respect, in any of the representations and warranties of the Company in this Agreement or in any certificate delivered by the Company to the Subscribers pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with any such representation or warranty, (b) any failure by the Company to perform or comply in any material respect with any covenant or agreement in this Agreement, (c) any claim for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such party with the Company in connection with any of the transactions contemplated by this Agreement, (d) Taxes attributable to any transaction or event occurring on or prior to the Closing, (e) any claim relating to or arising out of any Liabilities of the Company on or prior to Closing or with respect to accounting fees arising thereafter, or (f) any litigation, action, claim, proceeding or investigation by any third party relating to or arising out of the business or operations of the Company, or the actions of the Company or any holder of Company capital stock prior to the Effective Time.

Section 9.2      Survival. All representations, warranties, covenants and agreements of the Company contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive until twelve (12) months after the Effective Date.

Section 9.3      Time Limitations. Mr. Alexander shall have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or agreement to be performed and complied with prior to the Effective Time, unless on or before the twelve month anniversary of the Effective Time (the “Claims Deadline”), Mr. Alexander is given notice of a claim with respect thereto, in accordance with Section 9.4, specifying the factual basis therefore in reasonable detail to the extent then known by the Indemnified Parties.

Section 9.4

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Notice of Claims.

(a)             If, at any time on or prior to the Claims Deadline, the Indemnified Parties shall assert a claim for indemnification pursuant to Section 9.1, such Indemnified Parties shall submit to Mr. Alexander a written claim stating: (i) that an Indemnified Party incurred or reasonably believes it may incur Damages and the amount or reasonable estimate thereof of any such Damages; and (ii) in reasonable detail, the facts alleged as the basis for such claim and the section or sections of this Agreement alleged as the basis or bases for the claim.

(b)             In the event that any action, suit or proceeding is brought against any Indemnified Party with respect to which Mr. Alexander may have liability under this Article IX, Mr. Alexander shall have the right, at his cost and expense, to defend such action, suit or proceeding in the name and on behalf of the Indemnified Party; provided, however, that an Indemnified Party shall have the right to retain its own counsel, with fees and expenses paid by Mr. Alexander, if representation of the Indemnified Party by counsel retained by Mr. Alexander would be inappropriate because of actual or potential differing interests between Mr. Alexander and the Indemnified Party. In connection with any action, suit or proceeding subject to this Article IX, Mr. Alexander and each Indemnified Party agree to render to each other such assistance as may reasonably be required in order to ensure proper and adequate defense of such action, suit or proceeding. Mr. Alexander shall not, without the prior written consent of the applicable Indemnified Parties, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim or demand if such settlement or compromise does not include an irrevocable and unconditional release of such Indemnified Parties for any liability arising out of such claim or demand.

ARTICLE X
TERMINATION PRIOR TO CLOSING

Section 10.1  Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a)             by the mutual written consent of the Company and the Subscribers;

(b)             by the Subscribers, if the Company (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Effective Time, (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after the Subscribers have notified the Company of their intent to terminate this Agreement pursuant to this paragraph (b);

(c)             by the Company, if the subscribers (i) fail to perform in any material respect any of their agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breach any of their representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after the Company has notified the Subscribers of its intent to terminate this Agreement pursuant to this paragraph (c);

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(d)             by either the Company, on the one hand, or the Subscribers, on the other hand, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on the Subscribers or the Company, which prohibits or materially restrains any of them from consummating the transactions contemplated hereby; provided that the parties hereto shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ninety (90) days after entry, by any such court or governmental or regulatory agency;

(e)             by either the Company, on the one hand, or the Subscribers, on the other hand, if the Closing has not occurred on or prior to June 15, 2018, for any reason other than delay or nonperformance of the party seeking such termination;

(f)              by the Company if the Board of Directors of the Company determines in good faith, based upon advice of legal counsel, that termination pursuant to this Section 10.1(f) is necessary to comply with its fiduciary duties under applicable law.

Section 10.2  Termination of Obligations. Termination of this Agreement pursuant to Section 10.1 hereof shall terminate all obligations of the parties hereunder, except for the obligations under Article IX, Article X, and Sections 11.4, 11.7, 11.14, 11.15 and 11.16 hereof; provided, however, that termination pursuant to paragraphs (b) or (c) of Section 10.1 shall not relieve the defaulting or breaching party or parties from any liability to the other parties hereto.

ARTICLE XI
MISCELLANEOUS

Section 11.1  Amendments. Subject to applicable law, this Agreement may be amended or modified by the parties hereto by written agreement executed by each party to be bound thereby and delivered by duly authorized officers of the parties hereto at any time prior to the Effective Time.

Section 11.2  Notices. Any notice, request, instruction, other document or communications to be given hereunder by any party hereto to any other party hereto shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of delivery if by electronic mail, (c) upon receipt of a transmission confirmation (with a confirming copy delivered personally or sent by overnight courier) if sent by facsimile or like transmission, or (d) on the next business day when sent by Federal Express, United Parcel Service, U.S. Express Mail or other reputable overnight courier for guaranteed next day delivery, as follows:

If to the Company, to:	The Radiant Creations Group, Inc. Attention: Michael Alexander 10380 SW Village Center Dr. Ste. 352 Port St. Lucie, FL 34987

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If to the Subscribers, to:	Ray Grimm, Jr. 3246 Grey Hawk Ct Carlsbad, Calif 92010 With a copy to: Laxague Law, Inc. Attn: Joe Laxague, Esq. 1 East Liberty, Suite 600 Reno, NV 89501

or to such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this Section 11.2 shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including arbitration arising in connection with this Agreement), which service shall be effected as required by applicable law.

Section 11.3  Entire Agreement. This Agreement and the exhibits attached hereto or referred to herein constitute the entire agreement of the parties hereto, and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, with respect to the subject matter hereof and thereof.

Section 11.4  Expenses. Except as otherwise expressly provided herein, whether or not the Closing occurs, all expenses and fees incurred by the Subscribers on one hand, and the Company on the other, shall be borne solely and entirely by the party that has incurred the same; provided, that if the Closing occurs, the Company agrees to pay any unpaid fees and expenses of the Subscribers (including fees and expenses of their counsel and other advisors) in connection with the consummation of the transactions contemplated by this Agreement.

Section 11.5  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to amend or modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 11.6  Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without, in the case of the Subscribers, the prior written approval of the Company and, in the case of the Company, the prior written approval of the Subscribers.

Section 11.7

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No Third Party Beneficiaries. Except as set forth in Section 9.1 and Section 11.6, nothing herein expressed or implied shall be construed to give any person other than the parties hereto (and their successors and assigns as permitted herein) any legal or equitable rights hereunder.

Section 11.8  Counterparts; Delivery by Facsimile. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 11.9  Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto; (b) waive any inaccuracies in the representations and breaches of the warranties of the other party contained herein or in any document delivered pursuant hereto; and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 11.10    No Constructive Waivers. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, agreement or covenant herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 11.11    Further Assurances. The parties hereto shall use their commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party hereto may reasonably request in order to carry out fully the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 11.12    Recitals. The recitals set forth above are incorporated herein and, by this reference, are made part of this Agreement as if fully set forth herein.

Section 11.13

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Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.14    Governing Law. This Agreement and the agreements, instruments and documents contemplated hereby shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without regard to its conflicts of law principles.

Section 11.15    Dispute Resolution. The parties hereto shall initially attempt to resolve all claims, disputes or controversies arising under, out of or in connection with this Agreement by conducting good faith negotiations amongst themselves. If the parties hereto are unable to resolve the matter following good faith negotiations, the matter shall thereafter be resolved by binding arbitration and each party hereto hereby waives any right it may otherwise have to the resolution of such matter by any means other than binding arbitration pursuant to this Section 11.15. Whenever a party shall decide to institute arbitration proceedings, it shall provide written notice to that effect to the other parties hereto. The party giving such notice shall, however, refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During this period, the parties shall make good faith efforts to amicably resolve the claim, dispute or controversy without arbitration. Any arbitration hereunder shall be conducted in the English language under the commercial arbitration rules of the American Arbitration Association. Any such arbitration shall be conducted in San Diego, California by a panel of three arbitrators: one arbitrator shall be appointed by each of the Subscribers, collectively, and Company; and the third shall be appointed by the American Arbitration Association. The panel of arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on the claim, dispute or controversy in question would be barred under this Agreement or by the applicable statute of limitations. The prevailing party in any arbitration in accordance with this Section 11.15 shall be entitled to recover from the other party, in addition to any other remedies specified in the award, all reasonable costs, attorneys’ fees and other expenses incurred by such prevailing party to arbitrate the claim, dispute or controversy.

Section 11.16    Interpretation.

(a)             When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b)             Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)             The words “hereof”, “hereby”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

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(d)             The words “knowledge,” or “known to,” or similar terms, when used in this Agreement to qualify any representation or warranty, refer to the knowledge or awareness of certain specific facts or circumstances related to such representation or warranty of the persons in the Applicable Knowledge Group (as defined herein) which a prudent business person would have obtained after reasonable investigation or due diligence on the part of any such person. For the purposes hereof, the “Applicable Knowledge Group” with respect to the Company shall be Michael Alexander and Gary Alexander. For the purposes hereof, the “Applicable Knowledge Group” with respect to the Subscribers shall be each of the named Subscribers.

(e)             The word “subsidiary” shall mean any entity of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such entity is owned, directly or indirectly by another entity or person.

(f)              For purposes of this Agreement, “ordinary course of business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

(g)             The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(h)             A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, unless the context requires otherwise.

(i)               The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

COMPANY:

The Radiant Creations Group, Inc.

By:	/s/ Michael Alexander
Name:	Michael Alexander
Title:	CEO
Michael Alexander, as to Article IX only
/s/ Michael Alexander Michael Alexander
SUBSCRIBERS:

/s/ Ray Grimm
Ray Grimm

/s/ Nish Metha
Nish Mehta

Carlsbad Naturals, LLC
By: /s/ Jared Berry
Name: Jared Berry Title: Manager

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Schedule 1

Issuances of Company Common Stock to be made to the Subscribers at the Effective Time

Name	Shares of Company Common Stock
Carlsbad Naturals, LLC	218,144,874
Ray Grimm	218,144,874
Nish Mehta	48,476,639
Total	484,766,387

Exhibit A

Officers and Directors of Company

— Pre-Effective Time and Post-Effective Time—

Pre-Effective Time:

Michael Alexander – Chief Executive Officer and Chairman

Gary Alexander – Secretary and Director

Post-Effective Time:

The following persons shall be appointed as Officers and Directors of Parent:

Ray Grimm, Jr. – Chief Executive Officer, Chairman of the Board, and Director

Nish Mehta – Chief Financial Officer, Secretary, Treasurer, and Director

Exhibit B

—	Form of Promissory Note to be Delivered If No Closing —

(attached)